Exhibit 99.1

BANKUNITED, INC. REPORTS THIRD QUARTER 2022 RESULTS

Miami Lakes, Fla. — October 20, 2022 — BankUnited, Inc. (the “Company”) (NYSE: BKU) today announced financial results for the quarter ended September 30, 2022.
"We are happy to announce a very strong earnings quarter with double digit growth in EPS. We're optimistic about the opportunities we see in front of us." said Rajinder Singh, Chairman, President and Chief Executive Officer.
For the quarter ended September 30, 2022, the Company reported net income of $87.9 million, or $1.12 per diluted share, compared to $65.8 million, or $0.82 per diluted share for the immediately preceding quarter ended June 30, 2022 and $86.9 million, or $0.94 per diluted share, for the quarter ended September 30, 2021. Earnings for the quarter ended September 30, 2022 generated an annualized return on equity of 13.5%. For the nine months ended September 30, 2022, the Company reported net income of $220.8 million, or $2.71 per diluted share, compared to $289.7 million, or $3.12 per diluted share, for the nine months ended September 30, 2021. Earnings for the nine months ended September 30, 2021 were favorably impacted by a $67.4 million recovery of the provision for credit losses.
Quarterly Highlights
•The net interest margin, calculated on a tax-equivalent basis, expanded to 2.76% for the quarter ended September 30, 2022 from 2.63% for the immediately preceding quarter and 2.33% for the quarter ended September 30, 2021. Net interest income increased by $10.4 million compared to the immediately preceding quarter ended June 30, 2022 and by $40.7 million compared to the quarter ended September 30, 2021.
•In response to the rising interest rate environment, the average cost of total deposits increased to 0.78% for the quarter ended September 30, 2022, from 0.30% for the immediately preceding quarter ended June 30, 2022 and 0.20% for the quarter ended September 30, 2021. The yield on average interest earning assets increased to 3.80% for the quarter ended September 30, 2022 from 3.11% for the immediately preceding quarter and 2.79% for the quarter ended September 30, 2021.
•For the quarter ended September 30, 2022, the Company recorded a provision for credit losses of $3.7 million compared to a provision of $24.0 million for the immediately preceding quarter ended June 30, 2022 and a recovery of the provision for credit losses of $(11.8) million for the quarter ended September 30, 2021. The ratio of the ACL to total loans was consistent with the prior quarter-end at 0.54%.
•Loans, excluding the runoff of PPP loans, grew by $186 million for the quarter ended September 30, 2022. The core C&I and commercial real estate portfolio segments grew by a total of $444 million. As expected given the market-wide decline in mortgage origination activity, mortgage warehouse loans declined by $194 million.
•Total deposits declined by $1.1 billion during the quarter ended September 30, 2022. Non-interest bearing demand deposits declined by $851 million to 32% of total deposits, from 34% of total deposits at June 30, 2022. Year to date, non-interest bearing demand deposits declined by $182 million. Time deposits grew by $976 million during the quarter ended September 30, 2022, reflecting a strategy to extend the term of deposits.
•The positive trend in levels of criticized and classified loans continued during the quarter ended September 30, 2022, declining by $175 million; the annualized net charge-off ratio declined to 0.16% compared to 0.29% for the year ended December 31, 2021. The ratio of non-performing loans to total loans was 0.64% at September 30, 2022. The guaranteed portion of SBA loans on non-accrual status represented 0.17% of total loans and 27% of non-performing loans at September 30, 2022.
•On October 5, 2022, BankUnited was named #3 on the list of the healthiest 100 workplaces in America published by Healthiest Employers, highlighting our commitment to employee wellness initiatives and programs.
•Hurricane Ian made landfall on the southwest Florida coast on September 28, 2022. BankUnited did not sustain significant damage or disruption to facilities or operations. Based on information collected to date, we do not expect the impact of the storm to be material to our financial condition or results of operations.

•As previously reported, on September 13, 2022, the Company's Board of Directors authorized the repurchase of up to an additional $150 million in shares of its outstanding common stock. During the quarter ended September 30, 2022, the Company repurchased approximately 0.3 million shares of its common stock for an aggregate purchase price of $10.8 million, at a weighted average price of $34.36 per share.
Loans
A comparison of loan portfolio composition at the dates indicated follows (dollars in thousands):

	September 30, 2022		June 30, 2022		December 31, 2021
Residential and other consumer loans	$8,853,884	36.4%	$8,840,387	36.7%	$8,368,380	35.2%
Multi-family	962,546	4.0%	1,017,500	4.2%	1,154,738	4.9%
Non-owner occupied commercial real estate	4,368,686	18.1%	4,276,697	17.7%	4,381,610	18.4%
Construction and land	246,202	1.0%	213,833	0.9%	165,390	0.7%
Owner occupied commercial real estate	1,919,074	7.9%	1,907,349	7.9%	1,944,658	8.2%
Commercial and industrial	5,786,907	23.9%	5,423,998	22.5%	4,790,275	20.2%
PPP	10,191	—%	29,828	0.1%	248,505	1.0%
Pinnacle	932,187	3.8%	977,930	4.1%	919,641	3.9%
Bridge - franchise finance	254,137	1.0%	262,570	1.1%	342,124	1.4%
Bridge - equipment finance	310,035	1.3%	333,125	1.4%	357,599	1.5%
Mortgage warehouse lending ("MWL")	622,883	2.6%	816,797	3.4%	1,092,133	4.6%
	$24,266,732	100.0%	$24,100,014	100.0%	$23,765,053	100.0%
In the aggregate, commercial loans, excluding the runoff of PPP, grew by $173 million during the quarter ended September 30, 2022. The largest increase was in the commercial and industrial segment, including owner-occupied commercial real estate, which grew by $375 million, followed by the commercial real estate segment with $69 million in growth. The remaining commercial segments declined during the quarter; the largest decline was in MWL, with $194 million. MWL utilization declined to 32% at September 30, 2022, compared to 46% at June 30, 2022 and 56% at December 31, 2021.
Asset Quality and the Allowance for Credit Losses ("ACL")
Non-performing loans totaled $156.4 million or 0.64% of total loans at September 30, 2022, compared to $144.0 million or 0.60% of total loans at June 30, 2022. Non-performing loans included $41.8 million and $43.4 million of the guaranteed portion of SBA loans on non-accrual status, representing 0.17% and 0.18% of total loans at September 30, 2022 and June 30, 2022, respectively.
The following table presents criticized and classified commercial loans at the dates indicated (in thousands):

	September 30, 2022	June 30, 2022	December 31, 2021
Special mention	$26,939	$89,153	$148,593
Substandard - accruing	662,716	787,399	1,136,378
Substandard - non-accruing	104,994	117,518	129,579
Doubtful	32,093	7,971	47,754
Total	$826,742	$1,002,041	$1,462,304

The following table presents the ACL and related ACL coverage ratios at the dates indicated and net charge-off rates for the periods ended September 30, 2022 and June 30, 2022, and the year ended December 31, 2021 (dollars in thousands):

	ACL	ACL to Total Loans (1)	ACL to Non-Performing Loans	Net Charge-offs to Average Loans (2)
December 31, 2021	$126,457	0.53%	61.41%	0.29%
June 30, 2022	$130,239	0.54%	90.45%	0.23%
September 30, 2022	$130,671	0.54%	83.54%	0.16%

(1)    ACL to total loans, excluding government insured residential loans, PPP loans and MWL, which carry nominal or no reserves, was 0.60%, 0.61%, and 0.62% at September 30, 2022, June 30, 2022 and December 31, 2021, respectively.
(2)    Annualized for the six months ended June 30, 2022 and the nine months ended September 30, 2022.
The ACL at September 30, 2022 represents management's estimate of lifetime expected credit losses given our assessment of historical data, current conditions and a reasonable and supportable economic forecast as of the balance sheet date. For the quarter ended September 30, 2022, the Company recorded a provision for credit losses of $3.7 million, including $2.8 million related to funded loans. Offsetting factors impacting the provision for credit losses for the quarter ended September 30, 2022 included an increase related to the updated economic forecast, increases in specific reserves, loan growth and a $5 million provision related to the potential impact of Hurricane Ian, partially offset by decreases in certain qualitative factors and the impact of improving borrower financial results.
The following table summarizes the activity in the ACL for the periods indicated (in thousands):

	Three Months Ended September 30,		Nine Months Ended September 30,
	2022	2021	2022	2021
Beginning balance	$130,239	$175,642	$126,457	$257,323
Provision (recovery)	2,753	(11,554)	33,406	(65,523)
Net charge-offs	(2,321)	(4,473)	(29,192)	(32,185)
Ending balance	$130,671	$159,615	$130,671	$159,615
Net Interest Income
Net interest income for the quarter ended September 30, 2022 was $235.8 million compared to $225.4 million for the immediately preceding quarter ended June 30, 2022 and $195.1 million for the quarter ended September 30, 2021. Interest income increased by $59.1 million for the quarter ended September 30, 2022 compared to the immediately preceding quarter while interest expense increased by $48.6 million.
The Company’s net interest margin, calculated on a tax-equivalent basis, increased by 0.13% to 2.76% for the quarter ended September 30, 2022, from 2.63% for the immediately preceding quarter ended June 30, 2022. Factors impacting the net interest margin for the quarter ended September 30, 2022 included:
•The tax-equivalent yield on investment securities increased to 3.12% for the quarter ended September 30, 2022, from 2.12% for the quarter ended June 30, 2022. This increase resulted from the reset of coupon rates on variable rate securities and purchases of higher-yielding securities.
•The tax-equivalent yield on loans increased to 4.11% for the quarter ended September 30, 2022, from 3.59% for the quarter ended June 30, 2022. The resetting of variable rate loans to higher coupon rates and origination of new loans at higher rates contributed to the increase.
•The average rate paid on interest bearing deposits increased to 1.14% for the quarter ended September 30, 2022, from 0.45% for the quarter ended June 30, 2022, primarily in response to the rising interest rate environment. Growth in time deposits as a percentage of interest bearing deposits also contributed to this increase, as we implemented a strategy to extend the term of interest bearing deposits.
•The average rate paid on FHLB advances increased to 2.25% for the quarter ended September 30, 2022, from 1.07% for the quarter ended June 30, 2022, primarily in response to the rising interest rate environment.

Non-interest income and Non-interest expense
Non-interest income totaled $23.1 million for the quarter ended September 30, 2022 compared to $13.5 million for the quarter ended June 30, 2022 and $25.5 million for the quarter ended September 30, 2021.
•Gain (loss) on investment securities was a net gain of $0.1 million for the quarter ended September 30, 2022, compared to a net loss of $(8.4) million for the quarter ended June 30, 2022, and a net loss of $(0.7) million for the quarter ended September 30, 2021. The net loss for the quarter ended June 30, 2022 was primarily attributable to a $9.3 million decrease in the fair value of certain preferred stock investments.
Non-interest expense increased by $10.7 million for the quarter ended September 30, 2022 compared to the quarter ended June 30, 2022. As expected, an increasing trend was reflected in the compensation and technology categories as we continue to invest in people and technology to support future growth.
Earnings Conference Call and Presentation
A conference call to discuss quarterly results will be held at 9:00 a.m. ET on Thursday, October 20, 2022 with Chairman, President and Chief Executive Officer, Rajinder P. Singh, Chief Financial Officer, Leslie N. Lunak and Chief Operating Officer, Thomas M. Cornish.
The earnings release and slides with supplemental information relating to the release will be available on the Investor Relations page under About Us on www.bankunited.com prior to the call. Due to recent demand for conference call services, participants are encouraged to listen to the call via a live Internet webcast at https://ir.bankunited.com. To participate by telephone, participants will receive dial-in information and a unique PIN number upon completion of registration at https://register.vevent.com/register/BI4d0f0999272845dd996e3017ab4ea49a. For those unable to join the live event, an archived webcast will be available in the Investor Relations page at https://ir.bankunited.com approximately two hours following the live webcast.
About BankUnited, Inc.
BankUnited, Inc., with total assets of $36.6 billion at September 30, 2022, is the bank holding company of BankUnited, N.A., a national bank headquartered in Miami Lakes, Florida with 58 banking centers in 12 Florida counties, 4 banking centers in the New York metropolitan area, and 1 banking center located in Dallas, Texas.
Forward-Looking Statements
This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 that reflect the Company’s current views with respect to, among other things, future events and financial performance.
The Company generally identifies forward-looking statements by terminology such as “outlook,” “believes,” “expects,” “potential,” “continues,” “may,” “will,” “could,” “should,” “seeks,” “approximately,” “predicts,” “intends,” “plans,” “estimates,” “anticipates,” "forecasts" or the negative version of those words or other comparable words. Any forward-looking statements contained in this press release are based on the historical performance of the Company and its subsidiaries or on the Company’s current plans, estimates and expectations. The inclusion of this forward-looking information should not be regarded as a representation by the Company that the future plans, estimates or expectations contemplated by the Company will be achieved. Such forward-looking statements are subject to various risks and uncertainties and assumptions, including (without limitations) those relating to the Company’s operations, financial results, financial condition, business prospects, growth strategy and liquidity, including as impacted by external circumstances outside the Company's direct control. If one or more of these or other risks or uncertainties materialize, or if the Company’s underlying assumptions prove to be incorrect, the Company’s actual results may vary materially from those indicated in these statements. These factors should not be construed as exhaustive. The Company does not undertake any obligation to publicly update or review any forward-looking statement, whether as a result of new information, future developments or otherwise. A number of important factors could cause actual results to differ materially from those indicated by the forward-looking statements. Information on these factors can be found in the Company’s Annual Report on Form 10-K for the year ended December 31, 2021 and any subsequent Quarterly Report on Form 10-Q or Current Report on Form 8-K, which are available at the SEC’s website (www.sec.gov).
Contact
BankUnited, Inc.
Investor Relations:
Leslie N. Lunak, 786-313-1698, llunak@bankunited.com
Source: BankUnited, Inc.

BANKUNITED, INC. AND SUBSIDIARIES
CONSOLIDATED BALANCE SHEETS - UNAUDITED
(In thousands, except share and per share data)

	September 30, 2022	December 31, 2021
ASSETS
Cash and due from banks:
Non-interest bearing	$18,380	$19,143
Interest bearing	707,758	295,714
Cash and cash equivalents	726,138	314,857
Investment securities (including securities recorded at fair value of $9,787,427 and $10,054,198)	9,797,427	10,064,198
Non-marketable equity securities	261,784	135,859
Loans	24,266,732	23,765,053
Allowance for credit losses	(130,671)	(126,457)
Loans, net	24,136,061	23,638,596
Bank owned life insurance	308,176	309,477
Operating lease equipment, net	579,693	640,726
Goodwill	77,637	77,637
Other assets	707,978	634,046
Total assets	$36,594,894	$35,815,396

LIABILITIES AND STOCKHOLDERS’ EQUITY
Liabilities:
Demand deposits:
Non-interest bearing	$8,794,109	$8,975,621
Interest bearing	2,341,342	3,709,493
Savings and money market	12,513,398	13,368,745
Time	3,700,226	3,384,243
Total deposits	27,349,075	29,438,102
Federal funds purchased	—	199,000
FHLB advances	5,295,000	1,905,000
Notes and other borrowings	721,045	721,416
Other liabilities	748,789	514,117
Total liabilities	34,113,909	32,777,635

Commitments and contingencies

Stockholders' equity:
Common stock, par value $0.01 per share, 400,000,000 shares authorized; 77,599,408 and 85,647,986 shares issued and outstanding	776	856
Paid-in capital	381,411	707,503
Retained earnings	2,506,539	2,345,342
Accumulated other comprehensive loss	(407,741)	(15,940)
Total stockholders' equity	2,480,985	3,037,761
Total liabilities and stockholders' equity	$36,594,894	$35,815,396

BANKUNITED, INC. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF INCOME - UNAUDITED
(In thousands, except per share data)

	Three Months Ended			Nine Months Ended
	September 30,	June 30,	September 30,	September 30,	September 30,
	2022	2022	2021	2022	2021
Interest income:
Loans	$244,884	$209,223	$194,689	$645,669	$602,544
Investment securities	77,109	54,771	38,243	174,928	114,418
Other	4,031	2,979	1,413	8,364	4,613
Total interest income	326,024	266,973	234,345	828,961	721,575
Interest expense:
Deposits	53,206	20,501	14,273	85,569	53,965
Borrowings	36,982	21,056	24,950	73,498	77,937
Total interest expense	90,188	41,557	39,223	159,067	131,902
Net interest income before provision for credit losses	235,836	225,416	195,122	669,894	589,673
Provision for (recovery of) credit losses	3,720	23,996	(11,842)	35,546	(67,365)
Net interest income after provision for credit losses	232,116	201,420	206,964	634,348	657,038
Non-interest income:
Deposit service charges and fees	6,064	5,896	5,553	17,920	15,870
Gain (loss) on investment securities, net	135	(8,392)	(664)	(16,125)	5,856
Lease financing	13,180	13,363	13,212	39,958	39,222
Other non-interest income	3,693	2,583	7,377	9,070	27,583
Total non-interest income	23,072	13,450	25,478	50,823	88,531
Non-interest expense:
Employee compensation and benefits	66,097	62,461	57,224	195,646	172,971
Occupancy and equipment	11,719	11,399	11,760	34,630	35,127
Deposit insurance expense	4,398	3,993	3,552	11,794	15,224
Professional fees	3,184	3,256	2,312	8,702	6,363
Technology	19,813	17,898	16,687	54,715	49,279
Depreciation of operating lease equipment	12,646	12,585	12,944	37,841	37,995
Other non-interest expense	20,248	15,810	13,563	48,503	42,756
Total non-interest expense	138,105	127,402	118,042	391,831	359,715
Income before income taxes	117,083	87,468	114,400	293,340	385,854
Provision for income taxes	29,233	21,704	27,459	72,576	96,125
Net income	$87,850	$65,764	$86,941	$220,764	$289,729
Earnings per common share, basic	$1.13	$0.82	$0.94	$2.73	$3.12
Earnings per common share, diluted	$1.12	$0.82	$0.94	$2.71	$3.12

BANKUNITED, INC. AND SUBSIDIARIES
AVERAGE BALANCES AND YIELDS
(Dollars in thousands)

	Three Months Ended September 30, 2022			Three Months Ended June 30, 2022			Three Months Ended September 30, 2021

	Average Balance	Interest (1)	Yield/ Rate (1)(2)	Average Balance	Interest (1)	Yield/ Rate (1)(2)	Average Balance	Interest (1)	Yield/ Rate (1)(2)
Assets:
Interest earning assets:
Loans	$24,053,742	$248,168	4.11%	$23,709,190	$212,395	3.59%	$22,879,654	$197,995	3.45%
Investment securities (3)	9,981,486	77,840	3.12%	10,477,600	55,488	2.12%	10,452,255	38,939	1.49%
Other interest earning assets	596,879	4,031	2.68%	718,904	2,979	1.66%	750,700	1,413	0.75%
Total interest earning assets	34,632,107	330,039	3.80%	34,905,694	270,862	3.11%	34,082,609	238,347	2.79%
Allowance for credit losses	(133,828)			(127,864)			(171,381)
Non-interest earning assets	1,703,371			1,669,689			1,856,608
Total assets	$36,201,650			$36,447,519			$35,767,836
Liabilities and Stockholders' Equity:
Interest bearing liabilities:
Interest bearing demand deposits	$2,306,906	$4,104	0.71%	$2,576,257	$1,742	0.27%	$3,038,038	$1,701	0.22%
Savings and money market deposits	13,001,566	39,838	1.22%	13,052,566	15,213	0.47%	13,554,572	10,029	0.29%
Time deposits	3,255,869	9,264	1.13%	2,812,988	3,546	0.51%	2,866,746	2,543	0.35%
Total interest bearing deposits	18,564,341	53,206	1.14%	18,441,811	20,501	0.45%	19,459,356	14,273	0.29%
Federal funds purchased	153,905	833	2.12%	115,146	155	0.53%	70,054	15	0.08%
FHLB advances	4,739,457	26,890	2.25%	4,373,736	11,644	1.07%	2,647,314	15,678	2.35%
Notes and other borrowings	721,164	9,259	5.14%	721,284	9,257	5.13%	721,638	9,257	5.13%
Total interest bearing liabilities	24,178,867	90,188	1.48%	23,651,977	41,557	0.70%	22,898,362	39,223	0.68%
Non-interest bearing demand deposits	8,749,794			9,419,025			8,912,960
Other non-interest bearing liabilities	697,440			654,162			752,774
Total liabilities	33,626,101			33,725,164			32,564,096
Stockholders' equity	2,575,549			2,722,355			3,203,740
Total liabilities and stockholders' equity	$36,201,650			$36,447,519			$35,767,836
Net interest income		$239,851			$229,305			$199,124
Interest rate spread			2.32%			2.41%			2.11%
Net interest margin			2.76%			2.63%			2.33%

(1)    On a tax-equivalent basis where applicable
(2)    Annualized
(3)    At fair value except for securities held to maturity

BANKUNITED, INC. AND SUBSIDIARIES
AVERAGE BALANCES AND YIELDS
(Dollars in thousands)

	Nine Months Ended September 30,
	2022			2021
	Average Balance	Interest (1)	Yield/ Rate (1)(2)	Average Balance	Interest (1)	Yield/ Rate (1)(2)
Assets:
Interest earning assets:
Loans	$23,706,606	$655,114	3.69%	$23,139,389	$612,756	3.54%
Investment securities (3)	10,180,351	177,047	2.32%	9,792,350	116,464	1.59%
Other interest earning assets	663,189	8,364	1.69%	1,063,476	4,613	0.58%
Total interest earning assets	34,550,146	840,525	3.25%	33,995,215	733,833	2.88%
Allowance for credit losses	(130,258)			(213,352)
Non-interest earning assets	1,682,618			1,771,639
Total assets	$36,102,506			$35,553,502
Liabilities and Stockholders' Equity:
Interest bearing liabilities:
Interest bearing demand deposits	$2,658,558	7,215	0.36%	$3,017,301	7,069	0.31%
Savings and money market deposits	13,150,357	62,704	0.64%	13,299,066	33,463	0.34%
Time deposits	3,129,247	15,650	0.67%	3,520,674	13,433	0.51%
Total interest bearing deposits	18,938,162	85,569	0.60%	19,837,041	53,965	0.36%
Federal funds purchased	152,028	1,046	0.92%	26,245	17	0.09%
FHLB advances	3,796,484	44,680	1.57%	2,863,093	50,158	2.34%
Notes and other borrowings	721,283	27,772	5.13%	721,897	27,762	5.13%
Total interest bearing liabilities	23,607,957	159,067	0.90%	23,448,276	131,902	0.75%
Non-interest bearing demand deposits	9,071,135			8,194,570
Other non-interest bearing liabilities	650,936			783,618
Total liabilities	33,330,028			32,426,464
Stockholders' equity	2,772,478			3,127,038
Total liabilities and stockholders' equity	$36,102,506			$35,553,502
Net interest income		$681,458			$601,931
Interest rate spread			2.35%			2.13%
Net interest margin			2.63%			2.36%

(1)    On a tax-equivalent basis where applicable
(2)    Annualized
(3)    At fair value except for securities held to maturity

BANKUNITED, INC. AND SUBSIDIARIES
EARNINGS PER COMMON SHARE
(In thousands except share and per share amounts)

	Three Months Ended September 30,		Nine Months Ended September 30,
c	2022	2021	2022	2021
Basic earnings per common share:
Numerator:
Net income	$87,850	$86,941	$220,764	$289,729
Distributed and undistributed earnings allocated to participating securities	(1,343)	(1,112)	(3,258)	(3,701)
Income allocated to common stockholders for basic earnings per common share	$86,507	$85,829	$217,506	$286,028
Denominator:
Weighted average common shares outstanding	77,912,320	92,053,714	81,039,561	92,787,824
Less average unvested stock awards	(1,221,971)	(1,208,304)	(1,230,396)	(1,218,416)
Weighted average shares for basic earnings per common share	76,690,349	90,845,410	79,809,165	91,569,408
Basic earnings per common share	$1.13	$0.94	$2.73	$3.12
Diluted earnings per common share:
Numerator:
Income allocated to common stockholders for basic earnings per common share	$86,507	$85,829	$217,506	$286,028
Adjustment for earnings reallocated from participating securities	6	2	9	5
Income used in calculating diluted earnings per common share	$86,513	$85,831	$217,515	$286,033
Denominator:
Weighted average shares for basic earnings per common share	76,690,349	90,845,410	79,809,165	91,569,408
Dilutive effect of certain share-based awards	433,472	182,448	308,608	152,675
Weighted average shares for diluted earnings per common share	77,123,821	91,027,858	80,117,773	91,722,083
Diluted earnings per common share	$1.12	$0.94	$2.71	$3.12

BANKUNITED, INC. AND SUBSIDIARIES
SELECTED RATIOS

	Three Months Ended September 30,		Nine Months Ended September 30,
	2022	2021	2022	2021
Financial ratios (4)
Return on average assets	0.96%	0.96%	0.82%	1.09%
Return on average stockholders’ equity	13.5%	10.8%	10.6%	12.4%
Net interest margin (3)	2.76%	2.33%	2.63%	2.36%

	September 30, 2022	December 31, 2021
Asset quality ratios
Non-performing loans to total loans (1)(5)	0.64%	0.87%
Non-performing assets to total assets (2)(5)	0.43%	0.58%
Allowance for credit losses to total loans	0.54%	0.53%
Allowance for credit losses to non-performing loans (1)(5)	83.54%	61.41%
Net charge-offs to average loans (4)	0.16%	0.29%

(1)    We define non-performing loans to include non-accrual loans and loans other than purchased credit deteriorated and government insured residential loans that are past due 90 days or more and still accruing. Contractually delinquent purchased credit deteriorated and government insured residential loans on which interest continues to be accrued are excluded from non-performing loans.
(2)    Non-performing assets include non-performing loans, OREO and other repossessed assets.
(3)    On a tax-equivalent basis.
(4) Annualized for the three and nine month periods.
(5)    Non-performing loans and assets include the guaranteed portion of non-accrual SBA loans totaling $41.8 million or 0.17% of total loans and 0.11% of total assets at September 30, 2022 and $46.1 million or 0.19% of total loans and 0.13% of total assets at December 31, 2021.

	September 30, 2022		December 31, 2021		Required to be Considered Well Capitalized
	BankUnited, Inc.	BankUnited, N.A.	BankUnited, Inc.	BankUnited, N.A.
Capital ratios
Tier 1 leverage	7.7%	8.8%	8.4%	9.6%	5.0%
Common Equity Tier 1 ("CET1") risk-based capital	11.3%	12.9%	12.6%	14.5%	6.5%
Total risk-based capital	13.0%	13.4%	14.3%	14.9%	10.0%

Non-GAAP Financial Measures
ACL to total loans, excluding government insured residential loans, PPP loans and MWL is a non-GAAP financial measure. Management believes this measure is relevant to understanding the adequacy of the ACL coverage, excluding the impact of loans which carry nominal or no reserves. Disclosure of this non-GAAP financial measure also provides a meaningful basis for comparison to other financial institutions. The following table reconciles the non-GAAP financial measurement of ACL to total loans, excluding government insured residential loans, PPP loans and MWL to the comparable GAAP financial measurement of ACL to total loans at the dates indicated (dollars in thousands):

	September 30, 2022	June 30, 2022	December 31, 2021
Total loans (GAAP)	$24,266,732	$24,100,014	$23,765,053
Less: Government insured residential loans	1,849,343	1,928,779	2,023,221
Less: PPP loans	10,191	29,828	248,505
Less: MWL	622,883	816,797	1,092,133
Total loans, excluding government insured residential loans, PPP loans and MWL (non-GAAP)	$21,784,315	$21,324,610	$20,401,194

ACL	$130,671	$130,239	$126,457

ACL to total loans (GAAP)	0.54%	0.54%	0.53%

ACL to total loans, excluding government insured residential loans, PPP loans and MWL (non-GAAP)	0.60%	0.61%	0.62%